Exhibit 10.1

EXECUTION COPY

$400,000,000

FIVE-YEAR CREDIT AGREEMENT

AMONG

AON CORPORATION,

as Borrower,

THE LENDERS,

CITIBANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.
and
BANK OF AMERICA, N.A.,
as Syndication Agents,

and

THE ROYAL BANK OF SCOTLAND PLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

DATED AS OF

March 20, 2012

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC
and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
ARTICLE II THE CREDITS		16
2.1.	Commitment	16
2.2.	Required Payments	16
2.3.	Ratable Loans	16
2.4.	Types of Advances	16
2.5.	Facility Fee; Reductions in Aggregate Commitment	16
2.6.	Minimum Amount of Each Advance	17
2.7.	Optional Principal Payments	17
2.8.	Method of Selecting Types and Interest Periods for New Advances	17
2.9.	Conversion and Continuation of Outstanding Advances	18
2.10.	Changes in Interest Rate, etc.	18
2.11.	Rates Applicable After Default	19
2.12.	Method of Payment	19
2.13.	Noteless Agreement; Evidence of Indebtedness	19
2.14.	Telephonic Notices	20
2.15.	Interest Payment Dates; Interest and Fee Basis	20
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	21
2.17.	Lending Installations	21
2.18.	Non-Receipt of Funds by the Administrative Agent	21
2.19.	Increase in the Aggregate Commitments	21
2.20.	Replacement of Lender	23
2.21.	Defaulting Lenders	23
ARTICLE III YIELD PROTECTION; TAXES		25
3.1.	Yield Protection	25
3.2.	Changes in Capital or Liquidity Requirements	25
3.3.	Availability of Types of Advances	25
3.4.	Funding Indemnification	26
3.5.	Taxes	26
3.6.	Lender Statements; Survival of Indemnity	28
ARTICLE IV CONDITIONS PRECEDENT		29
4.1.	Effectiveness	29
4.2.	Each Credit Extension	30
4.3.	Each Commitment Increase	31
ARTICLE V REPRESENTATIONS AND WARRANTIES		31
5.1.	Corporate Existence and Standing	31
5.2.	Authorization and Validity	31
5.3.	Compliance with Laws and Contracts	32
5.4.	Governmental Consents	32
5.5.	Financial Statements	32
5.6.	Material Adverse Change	33
5.7.	Taxes	33
5.8.	Litigation and Contingent Obligations	33

i

5.9.	ERISA	33
5.10.	Defaults	34
5.11.	Regulation U	34
5.12.	Investment Company	34
5.13.	Ownership of Properties	34
5.14.	Material Agreements	34
5.15.	Environmental Laws	35
5.16.	Insurance	35
5.17.	Insurance Licenses	35
5.18.	Disclosure	35
ARTICLE VI COVENANTS		36
6.1.	Financial Reporting	36
6.2.	Use of Proceeds	37
6.3.	Notice of Default	37
6.4.	Conduct of Business	37
6.5.	Taxes	38
6.6.	Insurance	38
6.7.	Compliance with Laws	38
6.8.	Maintenance of Properties	38
6.9.	Inspection	39
6.10.	Capital Stock and Dividends	39
6.11.	Merger	39
6.12.	Liens	39
6.13.	Affiliates	41
6.14.	Change in Fiscal Year	41
6.15.	Restrictive Agreements	41
6.16.	Dispositions	41
6.17.	Financial Covenants	42
6.18.	ERISA	42
6.19.	Indebtedness	43
6.20.	Additional Guarantors	43
ARTICLE VII DEFAULTS		44
7.1.		44
7.2.		44
7.3.		44
7.4.		44
7.5.		44
7.6.		44
7.7.		45
7.8.		45
7.9.		45
7.10.		45
7.11.		45
7.12.		45
7.13.		45
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		45

8.1.	Acceleration	45
8.2.	Amendments	46
8.3.	Preservation of Rights	46
ARTICLE IX GENERAL PROVISIONS		47
9.1.	Survival of Representations	47
9.2.	Governmental Regulation	47
9.3.	Headings	47
9.4.	Entire Agreement	47
9.5.	Several Obligations; Benefits of this Agreement	47
9.6.	Expenses; Indemnification	47
9.7.	Judgments	48
9.8.	Accounting	48
9.9.	Severability of Provisions	48
9.10.	Nonliability of Lenders	48
9.11.	Confidentiality	49
9.12.	Disclosure	50
9.13.	USA PATRIOT ACT NOTIFICATION	50
ARTICLE X THE ADMINISTRATIVE AGENT		50
10.1.	Appointment and Authority	50
10.2.	Rights as a Lender	50
10.3.	Exculpatory Provisions	50
10.4.	Reliance by Administrative Agent	51
10.5.	Delegation of Duties	52
10.6.	Resignation of Administrative Agent	52
10.7.	Non-Reliance on Administrative Agent and Other Lenders	53
10.8.	Administrative Agent’s Reimbursement and Indemnification	53
10.9.	No Other Duties, etc.	54
10.10.	Fees	54
ARTICLE XI SETOFF; RATABLE PAYMENTS		54
11.1.	Setoff	54
11.2.	Ratable Payments	55
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		55
12.1.	Successors and Assigns Generally	55
12.2.	Assignments by Lenders	56
12.3.	Register	58
12.4.	Participations	58
12.5.	Certain Pledges	59
ARTICLE XIII NOTICES		59
13.1.	Giving Notice	59
13.2.	Change of Address, etc.	60
13.3.	Platform.	60
ARTICLE XIV COUNTERPARTS		61
ARTICLE XV Guaranty		61
15.1.	Guaranty; Limitation of Liability	61
15.2.	Guaranty Absolute	62
15.3.	Rights Of Lenders	63

15.4.	Certain Waivers and Acknowledgements	63
15.5.	Obligations Independent	64
15.6.	Subrogation	64
15.7.	Termination; Reinstatement	64
15.8.	Stay Of Acceleration	64
15.9.	Condition Of Borrower	65
15.10.	Guaranty Supplements	65
ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		65
16.1.	Choice of Law	65
16.2.	Consent to Jurisdiction, Etc.	65
16.3.	WAIVER OF JURY TRIAL	66

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Guaranty Supplement
Exhibit E	Form of Joinder Agreement

SCHEDULES

Pricing Schedule
Schedule 1	Commitments

v

FIVE-YEAR CREDIT AGREEMENT

This Five-Year Credit Agreement, dated as of March 20, 2012, is among Aon Corporation, a Delaware corporation, the Lenders (as defined below), and Citibank, N.A., a national banking association, as Administrative Agent.

R E C I T A L S:

A.                                   The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $400,000,000; and

B.                                     The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement:

“Administrative Agent” means Citibank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing of Loans, (a) advanced by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $400,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Five-Year Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the sum of the Applicable Margin for Alternate Base Rate Advances plus the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 1/2 of one percent per annum above the Federal Funds Effective Rate; and

(c)                                  One percent above the British Bankers Association Interest Settlement Rate applicable to US dollars for a period of one month appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day.

“Alternate Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Alternate Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Applicable Debt Rating” means (a) at any date prior to the execution and delivery of the Joinder Agreement by the Parent, the Debt Rating of the Borrower and (b) at any date on or after the execution of the Joinder Agreement by the Parent, the higher of the Debt Ratings of the Borrower and the Parent.

“Applicable Facility Fee Rate” means, at any time, the percentage determined in accordance with the Pricing Schedule at such time.  The Applicable Facility Fee Rate shall change as and when the Applicable Debt Rating changes.

“Applicable Margin” means, (a) with respect to Alternate Base Rate Advances, the percentage rate per annum which is applicable at such time with respect to Alternate Base Rate Advances as set forth in the Pricing Schedule and (b) with respect to Eurodollar Advances, the percentage rate per annum which is applicable at such time with respect to Eurodollar Advances as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets, Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, in their capacity as “Joint Lead Arrangers”.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assuming Lender” is defined in Section 2.19.

“Assumption Agreement” is defined in Section 2.19.

“Authorized Officer” means any of the president, chief financial officer, treasurer or vice-president and controller of the Parent or the Borrower, as applicable, acting singly.

“Borrower” means Aon Corporation, a Delaware corporation, and its successors permitted and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change” is defined in Section 3.2.

“Change in Control” means (a) as of any date prior to the execution and delivery of the Joinder Agreement by the Parent, (i) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower (other than pursuant to the Reorganization) or (ii) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Borrower Directors”) who (A) were directors of the Borrower on the first day of each such period or (B) subsequently became directors of the Borrower, and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Borrower Directors then on the board of directors of the Borrower to constitute a majority of the board of directors of the Borrower and (b) as of any date on or after the execution and delivery of the Joinder Agreement by the Parent, (i) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent, (ii) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (A) were directors of the Parent or the Borrower on the first day of each such period or (B) subsequently became directors of the Parent or the Borrower, and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Parent or the Borrower, respectively, to constitute a majority of the board of directors of the Parent or the Borrower, respectively or (iii) the Borrower ceasing to be a directly or indirectly wholly-owned Subsidiary of the Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate outstanding amount not exceeding the amount set forth opposite its name on Schedule 1 hereto,  as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Date” is defined in Section 2.19.

“Commitment Increase” is defined in Section 2.19.

“Communications” is defined in Section 13.1.

“Condemnation” is defined in Section 7.8.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis, for the Consolidated Group, in accordance with generally accepted accounting principles.

“Consolidated Adjusted EBITDA” means, for any Measurement Period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) the Transaction Costs (as defined in the Existing Credit Agreement) and (vii) non recurring cash charges incurred for such period in connection with the Merger (as defined in the Existing Credit Agreement) in an amount not to exceed $50,000,000 in the aggregate for the period beginning on the Effective Date (as defined in the Existing Credit Agreement) and through the term of this Agreement, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated, for the Consolidated Group, in each case on a consolidated basis; provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to clauses (i) through (v) for any losses, costs, expenses or other charges resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.

“Consolidated Funded Debt” means, without duplication, (i) all Indebtedness of the Consolidated Group of the types described in clauses (a), (b), (c), (d) and (e) of the definition of Indebtedness (excluding, for purposes of clauses (b) and (c), any leases that constitute operating leases in accordance with Agreement Accounting Principles), and (ii) all Indebtedness of the Consolidated Group of the type described in clause (j) of the definition of Indebtedness with respect to Indebtedness of the types described in clause (i) above, calculated on a Consolidated basis.

“Consolidated Group” means (a) at any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and its Subsidiaries and (b) at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent and its Subsidiaries.

“Consolidated Interest Expense” means, for any Measurement Period, the interest expense of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Consolidated Group calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, at any date of determination, the consolidated common stockholders’ equity of the Consolidated Group determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Debt Rating” means, with respect to the Borrower or the Parent, the rating of the senior unsecured long term debt (without third party credit enhancement) of such Person, in each case as determined by a rating agency identified on the Pricing Schedule.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the

Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deficit Reduction Contribution” has the meaning set forth in Section 412(l)(2) of the Code.

“Disclosed Claims” means any litigation, proceeding or investigation disclosed in the Borrower’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction), in each case for consideration in any single transaction or series of related transactions in excess of $25,000,000 (as determined reasonably in good faith by the Borrower or the Parent, as applicable), by any Person of any Property (including any equity interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith) of such Person (or the granting of any option or other right to do any of the foregoing).

“Environmental Laws” is defined in Section 5.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro Facility” means the €650,000,000 Facility Agreement dated as of October 15, 2010 by and among the Borrower, the Subsidiaries of the Borrower party thereto, Citibank International plc, as agent, and the financial institutions parties thereto as lenders, as the same may be supplemented, modified and amended from time to time, provided that, in each case, the principal amount of the credit committed thereunder is not increased without the consent of the Required Lenders except as contemplated by Section 6.19(b).

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the Interest Period applicable to such Eurodollar Advance, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters LIBOR01 Page is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Citibank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Citibank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11,  bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin for Eurodollar Advances.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the $400,000,000 Three-Year Credit Agreement dated as of December 4, 2009 among the Borrower, Citibank, N.A., as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Facility Termination Date” means March 20, 2017, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Statements” is defined in Section 5.5.

“Fiscal Quarter” means each of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Target Attainment Percentage” has the meaning set forth in Section 430(d)(2) of the Code or Section 303(d)(2) of ERISA.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Guarantor” means, collectively, (x) after the Parent’s execution and delivery of the Joinder Agreement, the Parent and (y) any Subsidiary that shall have executed and delivered a Guaranty Supplement to the Administrative Agent (it being understood that in no event shall Market Mergeco Inc., a Delaware corporation, be a Guarantor).

“Guaranty” means the Guaranty set forth in Article XV of this Agreement together with each Guaranty Supplement.

“Guaranty Supplement” has the meaning specified in Section 15.10.

“Hazardous Materials” is defined in Section 5.15.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Immaterial Subsidiaries” means one or more Subsidiaries, the Consolidated total assets, Consolidated revenues and Consolidated net operating income of which, in the aggregate, do not exceed three percent (3%) of the Consolidated total assets, Consolidated revenues and Consolidated net operating income, respectively, of the Consolidated Group, in each case determined as of the end, or for, as the case may be, the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.1(a) or (b); provided that in no case shall the Borrower or any Intermediate Holding Company be deemed to be an Immaterial Subsidiary.

“Increase Date” is defined in Section 2.19.

“Increasing Lender” is defined in Section 2.19.

“Indebtedness” of a Person means, without duplication, (a) such Person’s obligations for borrowed money, (b) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d)  such Person’s obligations which are evidenced by bonds, notes, debentures, acceptances, or similar instruments, (e) Capitalized Lease Obligations of such Person, (f) Contingent Obligations of such Person, (g) obligations, contingent or otherwise, for which such Person is obligated pursuant to or in respect of Letters of Credit or bankers’ acceptances, (h) such Person’s obligations under Hedging Agreements to the extent required to be reflected on a balance sheet of such Person, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person, and (j) all Indebtedness and other obligations referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person or payable out of the proceeds or production from property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other obligations.  Notwithstanding any other provision contained herein, all computations of Indebtedness herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein.

“Information” is defined in Section 9.11.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  An Interest Period of one, two, three or six months shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Intermediate Holding Company” means any Subsidiary of the Parent that is a direct or indirect owner of equity in the Borrower.

“Joinder Agreement” means the joinder agreement in substantially the form of Exhibit E, pursuant to which the Parent becomes a party to this Agreement and a Guarantor of the Borrower’s Obligations under the Loan Documents.

“Lenders” means the lending institutions listed on the signature pages of  this Agreement, each Assuming Lender and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office or branch of such Lender or the Administrative Agent listed on the signature pages hereof, on a Schedule, in an Assumption Agreement or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13, the Joinder Agreement, each Guaranty Supplement and the other documents and agreements contemplated hereby and executed by a Loan Party in favor of the Administrative Agent or any Lender.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), performance or results of operations of the Loan Parties and their respective Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower or the Parent, as applicable, ending on or prior to such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Notice” is defined in Section 13.1

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Parent” means Aon plc, a public limited liability company incorporated under English law, and its successors and permitted assigns.

“Participants” is defined in Section 12.4.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted UK Defined Benefit Pension Plan” means each of:

(a)           the Aon Alexander & Alexander UK Pension Scheme, the Aon Bain Hogg Pension Scheme, the Aon Minet Group Pension & Life Assurance Scheme, the Aon UK Pension Scheme, the Aon McMillen Pension Scheme and the Jenner Fenton Slade 1980 Pension Scheme (in each case, as amended from time to time);

(b)           any occupational pension scheme (a “Former Plan”) as to which, as of the date hereof, (i) a transfer payment representing all of the assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above, (ii) all of the liabilities of the Former Plan have been secured by annuities, or (iii) a transfer payment representing assets and liabilities of the Former Plan has been made to one of the plans listed in (a) above and all of the remaining liabilities of the Former Plan have been secured by annuities, and, in each case, the Former Plan has been wound up; and

(c)           any new occupational pension scheme established after the date hereof solely for the purpose of receiving a transfer payment or payments representing the whole or part of the assets and liabilities of any one or more of the plans listed in (a) above.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, as to which any Loan Party or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 13.3(a).

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro rata” means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender’s pro rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the Aggregate Outstanding Credit Exposure.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks and certain other Persons for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System and certain other Persons.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.  “Released” shall have a corresponding meaning.

“Reorganization” means the merger and corporate reorganization described in Form S-4 filed by the Parent on January 13, 2012, as amended by Amendment No. 1 filed by the Parent on February 6, 2012, including the Agreement and Plan of Merger and Reorganization attached as Annex A thereto.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (a) the unused Commitment of such Lender at such time and (b) Outstanding Credit Exposure of such Lender at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan other than a Multiemployer Plan.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower or, after the Parent’s execution and delivery of the Joinder Agreement, the Parent.

“Substantial Portion” means, with respect to the Property of the Consolidated Group, Property which (a) represents more than 10% of the consolidated assets of the Consolidated Group, as would be shown in the consolidated financial statements of the Consolidated Group as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Consolidated Group for the 12-month period ending as of the end of the quarter next preceding the date of determination.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loan Agreement” means the Term Credit Agreement dated as of June 15, 2011 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders and agents party thereto as it may be amended or modified and in effect from time to time to the extent permitted hereunder.

“Termination Event” means, with respect to any Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met, (d) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA, (e) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (f) the institution by the PBGC of proceedings to terminate such Plan or (g) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise provided, all references herein to a “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower or, after the Parent’s execution and delivery of the Joinder Agreement, the Parent.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In computations of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II
THE CREDITS

2.1.          Commitment.  From and including the date of this Agreement to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower; provided that, after giving effect to the making of each such Loan, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2.          Required Payments.  All unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.          Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4.          Types of Advances.  The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.          Facility Fee; Reductions in Aggregate Commitment.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Facility Fee Rate on such Lender’s Commitment from the date hereof to the Facility Termination Date, payable on each Payment Date hereafter and on the Facility

Termination Date, provided that the Borrower shall not pay any facility fee nor shall any facility fee accrue in respect of a Defaulting Lender’s unused Commitment so long as such Defaulting Lender is a Defaulting Lender.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6.          Minimum Amount of Each Advance.  Each Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six (6) Eurodollar Advances be permitted to be outstanding at any time.

2.7.          Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon notice to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of the proposed prepayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of an outstanding Eurodollar Advance, upon two (2) Business Days’ prior notice to the Administrative Agent.

2.8.          Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided, however, that in the event Loans are incurred on the date of this Agreement, all Loans incurred on such date shall be Alternate Base Rate Advances.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Alternate Base Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a)           the Borrowing Date of such Advance, which shall be a Business Day;

(b)           the aggregate amount of such Advance;

(c)           the Type of Advance selected; and

(d)           in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York, to the Administrative

Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9.          Conversion and Continuation of Outstanding Advances.  Each Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Eurodollar Advance pursuant to this Section 2.9 or is repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Advance.  Subject to the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert all or any part of a Eurodollar Advance into an Alternate Base Rate Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each (x) conversion of an Alternate Base Rate Advance into a Eurodollar Advance or the continuation of a Eurodollar Advance as a new Eurodollar Advance not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation and (y) conversion of a Eurodollar Advance into an Alternate Base Rate Advance, not later than 11:00 a.m. (New York time) on the date of the requested conversion, in each case specifying:

(a)           the requested date of such conversion or continuation, which shall be a Business Day;

(b)           the aggregate amount and Type of the Advance which is to be converted or continued; and

(c)           the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

2.10.        Changes in Interest Rate, etc.  Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Eurodollar Rate otherwise applicable to such Interest Period plus 2% per annum and (b) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12.        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders entitled to such payments.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Citibank for each payment of principal, interest and fees as it becomes due hereunder.

2.13.        Noteless Agreement; Evidence of Indebtedness.  (a)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (including any amendment, modification, renewal or replacement thereof, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

2.14.        Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent demonstrable error.

2.15.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid (with respect to the principal so prepaid), whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid (with respect to the principal so prepaid), whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest with respect to Eurodollar Loans and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest with respect to Alternate Base Rate Loans shall be calculated for the actual days elapsed on the basis of a 365 or 366-day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is made in full and received prior to noon (New York time) at the place of payment.  If any payment of principal of or interest on an

Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the Eurodollar Rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.        Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it will be issued by it and for whose account Loan payments are to be made.

2.18.        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.        Increase in the Aggregate Commitments.  (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Facility Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Facility Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $500,000,000 and (ii) on the date of any request by the

Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article IV shall be satisfied.

(b)           The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments, which shall be not earlier than 15 days after the date of such notice (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(c)           Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more financial institutions to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such financial institution shall be in an amount of $10,000,000 or more.

(d)           On each Increase Date, each financial institution that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance acceptable to the Administrative Agent and its counsel;

(ii)           an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii)          confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments.

2.20.        Replacement of Lender.  If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Alternate Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, or (c) any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances at par and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower and/or the assignee shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21.        Defaulting Lenders.  (a)      Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such

Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Loans funded by it (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.          Yield Protection.  If any Change in Law:

(a)           subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)           imposes or increases or deems applicable any reserve, assessment, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)           imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding, continuing, converting into or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making, funding, continuing, converting into or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.          Changes in Capital or Liquidity Requirements.  If a Lender determines that any Change in Law affecting such Lender, any Lending Installation of such Lender or any corporation controlling such Lender, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or the capital of such Lending Installation of such Lender or such corporation controlling such Lender as a consequence of this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans hereunder to a level below that which could have been achieved but for such Change in Law (after taking into account such Lender’s policies as to capital adequacy), then, within fifteen (15) days of demand by such Lender as provided in Section 3.6, the Borrower shall pay such Lender the amount necessary to compensate for any such reduction.

3.3.          Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, interpretation or directive, whether or not having the force of law, or if the Required

Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately or fairly reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Alternate Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.          Funding Indemnification.  If (a) any continuation, conversion, payment or prepayment of a Eurodollar Advance occurs on a date other than the last day of the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the Borrower fails (for a reason other than the failure of a Lender to make a Loan) to prepay, borrow, continue or convert a Eurodollar Advance on the date or in the amount notified by the Borrower or (c) any assignment of a Eurodollar Loan occurs on a day other than the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.          Taxes.  (a) Subject to applicable law, all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  Subject to subsection (e) below and Section 3.6, if any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Loan Party shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof, or other evidence reasonably acceptable to the Administrative Agent, within thirty (30) days after such payment is made.

(b)           In addition, each Loan Party hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)           Each Loan Party hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)           (i)            Each Lender that is not incorporated or otherwise organized under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement (or, in the case of a Lender who becomes a party hereto after the date of this Agreement, the date it becomes a party hereto), deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY (and any required attachments), certifying in either case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes.  Each Non-U.S. Lender further undertakes, to the extent lawful at such time, to deliver to each of the Borrower and the Administrative Agent (i) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments of interest under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date it became a Lender hereunder and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments of interest without any deduction or withholding of United States federal income tax.  For purposes of this Section 3.5(d), each change of a Lender’s Lending Installation in accordance with Section 2.17 shall be treated as though such Lending Installation became a party hereto on the date of such change of Lending Installation.

(ii)           If a payment made to a Lender under this Agreement and the other Loan Documents would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form or other document pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form or other document originally was required to be provided), such Non-U.S. Lender shall not be entitled to additional payments or indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or other document required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)           If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason not caused by or constituting gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto (including reasonable attorneys fees and reasonable time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

(h)           Each Lender that is not a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement and from time to time upon the request of the Borrower or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

3.6.          Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Loan Parties to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error.  If any Lender fails to deliver such written statement in respect of claims made under Section 3.1, 3.2 or 3.4 within 180 days after the date on which such Lender becomes aware of the event or occurrence giving rise to such claim, and in respect of claims made under Section 3.5(a), (b) or (c), within 180 days after the date any amount is paid by such Lender or such Lender receives actual written notice of a proposed assessment, the Loan Parties shall have no obligation to reimburse, compensate or indemnify such Lender with respect to any such claim under this Article III for any period more than 180 days before the date on which such statement is delivered (except that, if such change, event or occurrence giving rise to such claim is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.  This Section 3.6 shall not be construed to require any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrower or any other Person.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.          Effectiveness.  This Agreement shall not become effective unless and until the Borrower has furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied:

(a)   Charter Documents; Good Standing Certificates.  Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Administrative Agent as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

(b)   By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents.

(c)   Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)   Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that:  (i) on such date (both before and after giving effect to the making of any Credit Extension hereunder on such date) no Default or Unmatured Default has occurred and is continuing; (ii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date; and (iii) since December 31, 2011, excluding the effect of any Disclosed Claims, no event or change has occurred that has caused or evidences a Material Adverse Effect.

(e)   Legal Opinions of Counsel to Borrower.  Written opinions of (i) internal counsel to the Borrower and (ii) Sidley Austin LLP, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders in form and substance acceptable to the Administrative Agent and its counsel.

(f)    Legal Opinion of Counsel to Administrative Agent.  A written opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(g)   Notes.  Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(h)   Loan Documents.  Executed originals of this Agreement and each of the other Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(i)    Payment of Fees.  The Borrower shall have paid all fees due to Citibank under the fee letter dated February 9, 2012.

(j)    Existing Credit Agreement.  The commitments under the Existing Credit Agreement shall have expired or been terminated and all amounts owing under the Existing Credit Agreement (including all principal, interest and accrued fees) shall have been paid (or shall contemporaneously be paid) in full.  By execution of this Agreement, each of the Lenders that is a lender under the Existing Credit Agreement hereby waives any requirement set forth in the Existing Credit Agreement of prior notice of the termination of the commitments thereunder.

(k)   Other.  Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

4.2.          Each Credit Extension.  The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a)   There exists no Default or Unmatured Default and none would result from such Credit Extension;

(b)   The representations and warranties contained in Article V (other than Section 5.6 and 5.8(a)) are true and correct (in all respects to the extent qualified by “material” or “material adverse effect” and in all material respects to the extent not so qualified) as of such Credit Extension Date, both before and after giving effect to such Credit Extension

(or, to the extent that any such representation and warranty specifically refers to an earlier date, as of such earlier date);

(c)        A Borrowing Notice shall have been properly submitted; and

(d)        All legal matters incident to the making of such Credit Extension shall be satisfactory to the Administrative Agent and its counsel.

Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied.

4.3.          Each Commitment Increase.  The Commitments shall not be increased in accordance with Section 2.19 unless on the applicable Increase Date:

(a)   There exists no Default or Unmatured Default and none would result from such Commitment Increase;

(b)   The representations and warranties contained in Article V are true and correct as of such Increase Date after giving effect to such Commitment Increase (or, to the extent that any such representation and warranty specifically refers to an earlier date, as of such earlier date); and

(c)   All legal matters incident to the making of such Commitment Increase shall be satisfactory to the Administrative Agent and its counsel.

Each notice of Commitment Increase with respect to each such Commitment Increase shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.3 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.          Corporate Existence and Standing.  Each Loan Party and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (or its equivalent, if any) under the laws of its jurisdiction of organization and is duly qualified and in good standing (or its equivalent, if any) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing (or its equivalent, if any) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

5.2.          Authorization and Validity.  Each Loan Party has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings or other organizational action and such Loan Documents constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.          Compliance with Laws and Contracts.  Each Loan Party and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  None of the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, the application of the proceeds of the Loans, or compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on such Loan Party or any Subsidiary or such Loan Party’s or any Subsidiary’s Organization Documents, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which such Loan Party or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of such Loan Party or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person (other than to the extent obtained and in full force and effect), in each case, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

5.4.          Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the application of the proceeds of the Loans.  No Loan Party or any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to such Loan Party or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

5.5.          Financial Statements.  The Borrower has heretofore furnished to each of the Lenders the December 31, 2011 audited consolidated financial statements of the Borrower and its Subsidiaries (the “Financial Statements”).  Each of the Financial Statements was prepared in accordance with generally accepted accounting principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

5.6.          Material Adverse Change.  Since December 31, 2011, as of the date hereof, excluding the effect of any Disclosed Claims, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7.          Taxes.  Each Loan Party and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal, state and other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by such Loan Party or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with generally accepted accounting principles and as to which no Lien exists.  As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its Fiscal Year ending December 31, 2008.  No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of each Loan Party and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with generally accepted accounting principles.

5.8.          Litigation and Contingent Obligations.  There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party or any Subsidiary or any of their respective Properties that could reasonably be expected (a) to have a Material Adverse Effect as of the date hereof, except for Disclosed Claims or (b) to prevent, enjoin or unduly delay the making of any Credit Extensions under this Agreement.

5.9.          ERISA.  (a)  Neither any Loan Party nor any member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.  Each Plan complies in all material respects with its terms and with all applicable requirements of law and regulations.  Neither any Loan Party nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which could reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or such Loan Party or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  Neither any Loan Party nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary as of the date hereof is, or has at any time in the six years prior to the date hereof been, (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme

(as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.  The present value of all accumulated benefit obligations under each Permitted UK Defined Benefit Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed the fair market value of the assets of such Permitted UK Defined Benefit Pension Plan, in each case as of the date of the most recent financial statements prior to the date hereof reflecting such amounts, except where any underfunding of the Permitted UK Defined Benefit Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of such date would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date hereof, neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any warning notice from the UK Pensions Regulator relating to the issue of a contribution notice or financial support direction.

5.10.        Defaults.  No Default or Unmatured Default has occurred and is continuing.

5.11.        Regulation U.  Margin Stock constitutes less than 25% of those assets of the Loan Parties and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.  No Loan Party or any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.  Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U.

5.12.        Investment Company.  No Loan Party or any Subsidiary is, or after giving effect to any Advance will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.13.        Ownership of Properties.  As of the date of this Agreement, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.12 or by any of the other Loan Documents, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  Each Loan Party and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as currently conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

5.14.        Material Agreements.  Neither any Loan Party nor any Subsidiary is a party to any agreement or instrument or subject to any charter, Organization Document or other corporate (or other organizational) restriction which could reasonably be expected to have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.15.        Environmental Laws.  There are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards (“Environmental Laws”) or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof (“Hazardous Materials”) asserted against any Loan Party or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary has caused or permitted any Hazardous Materials to be Released, either on or under real property, currently or formerly, legally or beneficially owned or operated by such Loan Party or any Subsidiary or on or under real property to which such Loan Party or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which Release could reasonably be expected to have a Material Adverse Effect.

5.16.        Insurance.  Each Loan Party and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

5.17.        Insurance Licenses.  No material license, permit or authorization of any Loan Party or any Subsidiary to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or in the aggregate have a Material Adverse Effect.

5.18.        Disclosure.  None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of any Loan Party or any Subsidiary contained in this Agreement, the other Loan Documents, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of any Loan Party or any Subsidiary for use in connection with the transactions contemplated by this Agreement, as the case may be, when taken together, as of the date of its delivery, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  As of the date hereof, there is no fact known to any Loan Party (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing:

6.1.          Financial Reporting.  Each Loan Party will maintain, for itself and its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and at any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will furnish to the Lenders:

(a)           As soon as practicable and in any event within ninety (90) days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (A) any management letter prepared by said accountants and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b)           As soon as practicable and in any event within 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its president or chief financial officer.

(c)           Together with the financial statements required by clauses (a) and (b) above, a certificate in substantially the form of Exhibit B hereto signed by its president or chief financial officer (i) showing the calculations necessary to determine compliance with Sections 6.12(k), 6.16(f), 6.17 and 6.19(h), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, it shall also provide, if necessary for the determination of compliance with Section 6.17, a statement of reconciliation conforming such financial statements to Agreement Accounting Principles, and (ii) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)           Promptly upon learning thereof, notice that a Single Employer Plan of any Loan Party or any member of the Controlled Group is in “at risk” status within the meaning of Section 303 of ERISA or Section 430(i)(4) of the Code, and within 270 days after the close of each Fiscal Year, a statement of the Funded Target Attainment

Percentage of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(e)           As soon as possible and in any event within ten (10) days after it knows that any Termination Event has occurred with respect to any Plan, a statement, signed by its chief financial officer, describing said Termination Event and the action which it proposes to take with respect thereto; provided that no such notice shall be required to be given unless such Termination Event could reasonably be expected to result in liabilities of the Borrower in excess of $25,000,000.

(f)            As soon as possible and in any event within ten (10) days after it learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting any Loan Party or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.

(g)           Promptly upon learning thereof, notice of any change in the credit rating of the senior unsecured long term debt of the Borrower and, on or after the execution and delivery of the Joinder Agreement by the Parent, of the Parent, by S&P or Moody’s.

(h)           Promptly upon the furnishing thereof to its shareholders, copies of all financial statements, reports and proxy statements so furnished (or links to pages on its website where such information may be accessed).

(i)            Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which its or any of its Subsidiaries files with the Securities and Exchange Commission (or links to pages on its website where such information may be accessed).

(j)            Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2.          Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to meet the general corporate needs of the Borrower and its Subsidiaries, including the refinancing of existing indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or to finance the acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

6.3.          Notice of Default.  The Borrower will give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) any other event or development, financial or other, relating specifically to any Loan Party or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

6.4.          Conduct of Business.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by it and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of its board of directors, are reasonably expected to materially enhance the other businesses in which it and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing (or the equivalent, if any) in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing (or the equivalent, if any) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.4 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

6.5.          Taxes.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.          Insurance.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and it will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

6.7.          Compliance with Laws.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.8.          Maintenance of Properties.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.          Inspection.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of such Loan Party and each Subsidiary, to examine and make copies of the books of accounts and other financial records of such Loan Party and each Subsidiary, and to discuss the affairs, finances and accounts of such Loan Party and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with generally accepted accounting principles consistently applied.

6.10.        Capital Stock and Dividends.  So long as any Default or Unmatured Default has occurred and is continuing before or immediately after giving effect thereto, at any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will not declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

6.11.        Merger.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a wholly-owned Subsidiary (other than the Borrower) may merge into any Loan Party or any wholly-owned Subsidiary of a Loan Party, (b) any Loan Party or any Subsidiary may merge or consolidate with any other Person so long as (i) in the case of a merger or consolidation to which the Borrower is a party, (A) the Borrower is the surviving corporation and (B) the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia, (ii) in the case of a merger or consolidation to which any Guarantor is a party, such Guarantor is the surviving Person or the surviving Person shall expressly assume the obligations of such Guarantor in a manner reasonably acceptable to the Administrative Agent; provided that in the case of any merger or consolidation with the Borrower, the Borrower shall be the surviving corporation and remain organized under the laws of the United States, any state thereof or the District of Columbia and (iii) in the case of a merger or consolidation to which a Subsidiary is a party and to which a Loan Party is not a party, the surviving corporation is a Subsidiary, and in any such case, prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall exist, (c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition or acquisition which would not result in a Default or Unmatured Default and (d) the Reorganization may be consummated.

6.12.        Liens.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder

Agreement by the Parent, the Parent, will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of it or any of its Subsidiaries, except:

(a)   Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(b)   Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)   Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)   Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of it or the Subsidiaries;

(e)   Banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing obligations with respect to the maintenance of such accounts (and in no event securing any Indebtedness or other obligations);

(f)    Any Lien arising by operation of law in the ordinary course of business in respect of any obligation which is less than sixty (60) days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(g)   Liens created by any Loan Party or its Subsidiaries over deposits and investments in the ordinary course of such Person’s insurance and reinsurance business to comply with the requirements of any regulatory body of insurance or insurance brokerage business;

(h)   Any Liens arising for the benefit of a credit institution pursuant to Clause 24 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution in the Netherlands;

(i)    Liens over and limited to the balance of credit balances on bank accounts of any Loan Party and its Subsidiaries created in order to facilitate the operation of such bank accounts and other bank accounts of such Loan Party and its Subsidiaries on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes; and

(j)    Other Liens securing an aggregate principal amount of obligations at no time exceeding an amount equal to ten percent (10%) of Consolidated Net Worth at such time.

6.13.        Affiliates.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) for transactions between such Person and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) in the ordinary course of business and pursuant to the reasonable requirements of such Person’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Person or such Subsidiary than such Person or such Subsidiary would obtain in a comparable arm’s-length transaction.

6.14.        Change in Fiscal Year.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, shall not change its Fiscal Year to end on any date other than December 31 of each year.

6.15.        Restrictive Agreements.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly prohibits, or has the effect of prohibiting, or imposes materially adverse conditions upon, the ability of any Subsidiary (other than the Borrower) to (i) pay dividends or make other distributions on its capital stock to any Loan Party or any other Subsidiary, (ii) make loans or advances to any Loan Party or any other Subsidiary or (iii) repay loans or advances from any Loan Party or any other Subsidiary, except (A) restrictions and limitations imposed by Law or by the Loan Documents, (B) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary becomes a Subsidiary not created in contemplation of or in connection with such Subsidiary becoming a Subsidiary (or any refinancing or amendment thereof that does not result in a materially more restrictive restriction or condition); provided that such restrictions and conditions apply only to such Subsidiary and its respective Subsidiaries, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary restrictions and conditions imposed by its organizational documents or any joint venture or similar agreement and (E) any other restrictions that could not reasonably be expected to impair any Loan Party’s ability to repay the Obligations as and when due.

6.16.        Dispositions.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will not make any Disposition or permit any Subsidiary to make any Disposition, except:

(a)   Dispositions of inventory in the ordinary course of business;

(b)   Dispositions of Property to a Loan Party or any Subsidiary of a Loan Party;

(c)   Dispositions by Subsidiaries primarily engaged in insurance underwriting or related activities from their investment portfolios in the ordinary course of business;

(d)   Dispositions of investments in cash equivalents in the usual course of treasury business; and

(e)   Any other Disposition of Property which represents no more than 25% of the Consolidated assets of it and its Subsidiaries, as would be shown in the Consolidated financial statements of it and its Subsidiaries as at the end of the quarter immediately preceding the date on which such determination is made, to any other Person(s) in any Fiscal Year.

6.17.       Financial Covenants.

6.17.1.     Consolidated Adjusted EBITDA to Consolidated Interest Expense.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will maintain as of the last day of each Measurement Period a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 4.0 to 1.0.

6.17.2.     Consolidated Leverage Ratio.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than the lower of (a) 3.25:1.00 or (b) the greater of (i) 3.00:1.00 or (ii) the lowest ratio of consolidated total debt to EBITDA covenant then set forth in the Euro Facility or the Term Loan Agreement (or any credit agreement refinancing thereof).

6.18.       ERISA.  (a)  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will (a) fulfill, and cause each member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (b) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect and (c) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (i), (ii) or (iii) individually or in the aggregate would not have a Material Adverse Effect.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Subsidiary will be (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of any occupational pension scheme which is not a money purchase scheme (as both such terms are defined in the Pension Schemes Act 1993), is not a Permitted UK Defined Benefit Pension Plan and is not a scheme within Section 38(1)(b) of the Pensions Act 2004 or (ii) “connected” with or an “associate” (as those terms are used in Sections 38 and 43 of the Pensions Act 2004) of such an employer.

6.19.        Indebtedness.  At any date prior to the Parent’s execution and delivery of the Joinder Agreement, the Borrower and, at any date on or after the execution and delivery of the Joinder Agreement by the Parent, the Parent, will not permit any Subsidiary (other than the Borrower or any Intermediate Holdings Company that is a Guarantor) to create, incur, assume or suffer to exist any Indebtedness, except:

(a)              Indebtedness under the Loan Documents;

(b)              Indebtedness under the Euro Facility, and any renewal and refinancing thereof, provided (i) that the committed amount thereof is not increased to an aggregate amount greater than €850,000,000 and (ii) no other Subsidiary (other than a Subsidiary that becomes a borrower thereunder) becomes obligated in respect thereof;

(c)              Indebtedness owed to a Loan Party or another Subsidiary of a Loan Party;

(d)              Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e)              Indebtedness of any Subsidiary existing as of the date hereof (other than Indebtedness described in clause (a) or (b) above), and any renewal and refinancing thereof (including any other Subsidiary becoming a primary obligor in respect thereof); provided that the principal amount thereof is not increased;

(f)               Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and

(g)              other Indebtedness in an aggregate amount outstanding at any time not to exceed €1,500,000,000 minus the amount of Indebtedness then outstanding under the Euro Facility and any renewal or refinancing thereof.

6.20.        Additional Guarantors.  If any Intermediate Holding Company provides a guarantee of the obligations of the Borrower under the Term Facility or the Euro Facility, the Parent shall cause such Intermediate Holding Company to promptly, and within no later than 10 days thereafter, execute and deliver a Guaranty Supplement to the Administrative Agent.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.          Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2.          Nonpayment of any principal of any Loan when due or nonpayment of any interest upon any Loan or of any facility fee or other fee or obligation under any of the Loan Documents within three (3) Business Days after the same becomes due.

7.3.          The breach by any Loan Party of any of the terms or provisions of Section 6.2, Section 6.3(a) or Sections 6.10 through 6.19.

7.4.          The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender.

7.5.          Failure of any Loan Party or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $25,000,000 when due; or the default by any Loan Party or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Loan Party or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6.          Any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (a) have an order for relief entered with respect to it under any Debtor Relief Laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, administrator, administrative receiver, compulsory manager or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under any Debtor Relief Laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking suspension of payments, a moratorium of any indebtedness, dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, administration or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7.          Without the application, approval or consent of such Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries), a receiver, trustee, examiner, liquidator, administrator, compulsory manager or similar official shall be appointed for any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) or any Substantial Portion of its Property or a proceeding described in Section 7.6(d) shall be instituted against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8.          Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of any Loan Party and its Subsidiaries which, when taken together with all other Property of such Loan Party and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9.          Any Loan Party or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

7.10.        Any Change in Control shall occur.

7.11.        Any Termination Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

7.12.        Within three Business Days after the consummation of the Reorganization, the Parent shall fail (a) to execute and deliver the Joinder Agreement and (b) to deliver such certified authorizing resolutions, incumbency certificates and opinions of counsel as the Administrative Agent may reasonably request.

7.13.        Section 15.1 shall cease to be valid and binding on or enforceable against any Guarantor, or any Guarantor shall so state in writing.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.          Acceleration.  (a)  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent or upon the instruction of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b)           If, within ten (10) Business Days after (i) acceleration of the maturity of the Obligations or (ii) termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders, in their sole discretion, shall so direct the Administrative Agent, then the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.          Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly affected thereby:

(a)           Extend the Facility Termination Date, compromise or forgive the principal amount of any Loan, or reduce the rate of interest or compromise or forgive payment of interest on any Loan, or reduce the amount of, or compromise or forgive payment of, any fee payable hereunder;

(b)           Reduce the percentage specified in the definition of Required Lenders;

(c)           Increase the amount of the Commitment of any Lender hereunder;

(d)           Amend this Section 8.2;

(e)           Permit any assignment by the Borrower of its Obligations or its rights hereunder;

(f)            Postpone the date fixed for any payment of principal of or interest on any Loan or the date fixed for any payment of fees or other amounts due hereunder; or

(g)           Release any Guarantor from its guaranty of the Borrower’s obligations hereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.          Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.          Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement or of any Loan Party or any Subsidiary contained in any Loan Document shall survive the making of the Credit Extensions herein contemplated.

9.2.          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.          Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the other Loan Parties, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.10.

9.5.          Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.09 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.          Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent or the Arrangers, which attorneys may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection of the Obligations or the enforcement of the Loan Documents.  The Borrower further agrees to indemnify the Administrative Agent, the Arrangers and each Lender, their respective affiliates, and each of their partners, trustees, administrators, advisors, agents, directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers or any Lender or any affiliate is a party thereto and whether brought by the Borrower or any other Person) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  This Section 9.6 shall supersede any and all indemnification provisions entered into before the date hereof among the Borrower and the Administrative Agent, any Arrangers and any Lenders.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.             Judgments.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. dollars or any other applicable currency (the “Judgment Currency”) into a different currency (the “Other Currency”), the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Judgment Currency with such Other Currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. on the Business Day preceding that on which final judgment is given (or such other rate as may be required by any applicable Law), for the purchase of the Judgment Currency, for delivery two Business Days thereafter.

9.8.          Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.          Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.        Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibilities to any Loan Party.  Neither the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Neither the Administrative Agent, the Arrangers nor any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, including use by unintended recipients of information distributed electronically as provided herein.

9.11.        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, and third party settlement providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party.

For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Without limiting Section 9.4, each Loan Party agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Loan Parties and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12.        Disclosure.  Each Loan Party and each Lender hereby acknowledge and agree that Citibank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Loan Party and its Affiliates.

9.13.        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  The Borrower shall provide such information promptly upon the request of a Lender.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.        Appointment and Authority.  Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Other than Sections 10.6 and 10.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall have no rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2.        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3.        Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 or 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent in writing by any Loan Party or any Lender.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6.        Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower unless a Default has occurred and is continuing (and otherwise in consultation with the Borrower), to appoint a successor, which shall be a commercial bank having capital and retained earnings of at least $100,000,000 with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower unless a Default has occurred and is continuing (and otherwise in consultation with the Borrower), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.6 and 9.10 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7.        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8.        Administrative Agent’s Reimbursement and Indemnification.  The Lenders severally agree to reimburse and indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (A) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (B) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.        No Other Duties, etc.  None of the Lenders (or affiliates of Lenders) identified in this Agreement as the “Syndication Agent” or “Arrangers” or “Joint Book Managers” or “Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those (in the case of those who are Lenders) applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders (or affiliates of Lenders) shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders (and such affiliates) as it makes with respect to the Administrative Agent in Section 10.7.

10.10.         Fees.  The Borrower agrees to pay to the Administrative Agent and Citigroup Global Markets Inc., for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and Citigroup Global Markets Inc. pursuant to that certain letter agreement dated February 9, 2012, or as otherwise agreed from time to time.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1.        Setoff.  If a Default shall have occurred and be continuing, each Lender and each its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2.        Ratable Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price promptly restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.2, (ii) by way of participation in accordance with the provisions of Section 12.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2.        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided unless a Default or Unmatured Default has occurred and is continuing at the time of such assignment, no Lender or other assignee shall acquire rights under any such assignment that would cause the Commitment of such Lender or assignee to be greater than 20% of the Aggregate Commitment; provided further that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof (including the Administrative Agent’s confirmation by telephone that the Borrower has received such notice); and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a

Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  The assignment shall contain a representation by the assignee to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the assignee in and under the Loan Documents will not be “plan assets” under ERISA.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its pro rata share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 3.5 and Sections 9.6 and 9.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.4.

12.3.        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would require consent of all of the affected Lenders pursuant to the terms of Section 8.2 or of any other Loan Document that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5 (it being understood that the documentation required under Section 3.5(d) and (h) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 and 3.6 as if it were an assignee under Section 12.2; and (B) shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.5.        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII
NOTICES

13.1.        Giving Notice(a)   Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to the Borrower or any other Loan Party, to it at 200 East Randolph St. Chicago, IL 60601, Attention of Treasurer (Facsimile No. 312 381-6060; Telephone No. 312 381-3230);

(ii)           if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loans Syndication Department (Facsimile No. 212 994-0961; Telephone No. 302 894-6010;

(iii)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

13.2.        Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

13.3.        Platform.(a)            Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(b)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

GUARANTY

15.1.        Guaranty; Limitation of Liability.  (a)  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, the Administrative Agent or any indemnified party arising under the Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders, the Administrative Agent or any indemnified party in connection with the collection or enforcement thereof).  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than payment thereof), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)           Notwithstanding anything to the contrary in clause (a) above, each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty, the Guaranteed Obligations and any other obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to the other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of this Agreement.  In no event, however, shall the Administrative Agent and the Lenders be entitled to more than a single recovery.

15.2.        Guaranty Absolute.  Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any lender with respect thereto.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses, it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)           any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Obligations;

(d)           any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(e)           any failure of the Administrative Agent or any Lender to disclose to such Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender (such Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(f)            the failure of any other Person to execute or deliver this Guaranty, any supplement to this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Obligations; or

(g)           any other circumstance or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, such Guarantor or any other guarantor or surety (other than payment thereof).

15.3.        Rights Of Lenders.  Each Guarantor consents and agrees that the Lenders, the Administrative Agent or any indemnified party may at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; and (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor .

15.4.        Certain Waivers and Acknowledgements.  (a)  Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Borrower, or the cessation from any cause whatsoever (including any act or omission of any Lenders, the Administrative Agent or any indemnified party) of the liability of the Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to proceed against the Borrower or pursue any other remedy in the power of any Lender, the Administrative Agent or any indemnified party whatsoever until the Administrative Agent and the Lenders shall have received payment in full in respect of the Obligations; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Obligations of the Borrower, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.02 and this Section 15.04 are knowingly made in contemplation of such benefits.

(e)           The waivers of each Guarantor set forth in this Section 15.04 are made to the fullest extent permitted by applicable Law.

15.5.        Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

15.6.        Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders, the Administrative Agent or any indemnified party and shall forthwith be paid to the Lenders, the Administrative Agent or any indemnified party to reduce the amount of the Obligations, whether matured or unmatured.

15.7.        Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the later of (a) all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and (b) the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Lenders or any Lender, the Administrative Agent or any indemnified party exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders, the Administrative Agent or any indemnified party in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders, the Administrative Agent or any indemnified party are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

15.8.        Stay Of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Lenders, the Administrative Agent or any indemnified party.

15.9.        Condition Of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as such Guarantor requires, and that none of the Lenders, the Administrative Agent or any indemnified party has any duty, and such Guarantor is not relying on the Lenders, the Administrative Agent or any indemnified party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower (each Guarantor waiving any duty on the part of the Lenders, the Administrative Agent or any indemnified party to disclose such information and any defense relating to the failure to provide the same).

15.10.      Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as a “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Section to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Section, and each reference in this Agreement to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Section, shall mean and be a reference to this Section as supplemented by such Guaranty Supplement.

ARTICLE XVICHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.        Choice of Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.2.        Consent to Jurisdiction, Etc.  (a)       Jurisdiction.  The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)           Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)           Agent for Service of Process.  The Parent hereby irrevocably appoints the Borrower as its agent for service of process with respect to all of the Loan Documents and all other related agreements to which it is a party (the “Process Agent”) and the Borrower hereby accepts such appointment as the Process Agent and hereby agrees to forward promptly to the Parent all legal process addressed to the Parent received by the Process Agent.

16.3.        WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages to follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Christa Davies

Print Name:	Christa Davies

Title:	Chief Financial Officer

Address:	Aon Center
200 East Randolph Drive
Chicago, Illinois 60601
Attn.: Treasurer

Telecopy:	(312) 381-6060
Telephone:	(312) 381-3230
E-mail:	paul.hagy@aon.com

CITIBANK, N.A.,
individually and as Administrative Agent

By:	/s/ Maureen Maroney

Print Name:	Maureen Maroney

Title:	Vice President

Address:	1615 Brett Road
Building III
New Castle DE 19720
Attention: Robert Ross

Telecopy: 212 994-0961
Telephone: 302-323-5499
Email: robert.ross@citi.com (copy: global.loans.support@citi.com)

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Kristen M. Murphy

Print Name:	Kristen Murphy

Title:	Vice President

Address:	500 Stanton Christiana Road
Ops 2/3
Newark, DE 19713
Attn.: Jenna Poore

Telecopy:	(201) 244-3885
Telephone:	(302) 634-1574
Email:	jenna.poore@jpmorgan.com

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jacob Garcia

Print Name:	Jacob Garcia

Title:	Vice President

Address:	901 Main Street, 64th Flr.
Dallas, TX 75202
Attn.:

Telecopy:	(312) 453-2767
Telephone:	(214) 209-9154
Email:	jacob.garcia@baml.com

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Joseph Leis

Print Name:	Joseph W. Leis

Title:	Managing Director

Address:	600 Washington Boulevard
Stamford, CT 06901
Attn.: Trent Christensen

Telecopy:	(203) 873-5019
Telephone:	(801) 312-6189
Email:	GBMUSOClendingoperations@rbs.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ David Bendel

Print Name:	David Bendel

Title:	Director

	Address:	1700 Lincoln St., 5th Fl.
Mac C7300-059
Denver, CO 80203
Attn.: Jennie Calderon-Sanchez

	Telecopy:	(303) 863-2729
	Telephone:	(303) 863-6136
	Email:	jennie.y.calderon-sanchez@wellsfargo.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Doreen Barr

Print Name:	Doreen Barr

Title:	Director

By:	/s/ Michael Spaight

Print Name:	Michael D Spaight

Title:	Associate

	Address:	Eleven Madison Avenue
New York, NY 10010
Attn.: Chevel Nelson

	Telecopy:	(212) 743-2780
	Telephone:	(212) 325-0880
	Email:	corpbanking.tmg@credit-suisse.com

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ John McGill

Print Name:	John S. McGill

Title:	Director

By:	/s/ Virginia Cosenza

Print Name:	Virginia Cosenza

Title:	Vice President

	Address:	5022 Gate Parkway
Suite 200
Jacksonville, FL 32256
Attn.: Raghavendra Nagendra

	Telecopy:	(866) 240-3622
	Telephone:	(904) 520-5449
	Email:	Loan.admin-Ny@db.com

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton

Print Name:	Mark Walton

Title:	Authorized Signatory

	Address:	30 Hudson Street, 38th Flr.
Jersey City, NJ 07302
Attn.: Rick Canonico

	Telecopy:	(917) 977-3966
	Telephone:	(212) 934-3921
	Email:	gsd.link@gs.com

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Sherrese Clarke

Print Name:	Sherrese Clarke

Title:	Vice President

	Address:	One Utah Center
201 South Main Street, 5th Flr.
Salt Lake City, Utah 84111
Attn.: Morgan Stanley Loan Servicing

	Telecopy:	(718) 233-2140
	Telephone:	(443) 627-4355
Email: msloanservicing@morganstanley.com

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Chris Mckean

Print Name:	Chris Mckean

Title:	SVP

	Address:	50 S. Canal, C4N
Chicago, IL 60607
Attn.: Mary Green

	Telecopy:	(312) 630-1566
	Telephone:	(312) 557-9748

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Daniel Raynor

Print Name:	Daniel Raynor

Title:	Senior Vice President

	Address:	249 Fifth Avenue
One PNC Plaza
Pittsburgh, PA 15222
Attn: Sarah Hurley

	Telecopy:	(877) 733-1117
	Telephone:	(440) 546-6635
	Email:	sarah.hurley@pnc.com

ROYAL BANK OF CANADA, as Lender

By:	/s/ Patrizia Lloyd

Print Name:	Patrizia Lloyd

Title:	Authorized Signatory

	Address:	Three World Financial Center.
200 Vesey Street, 5th Floor
New York, New York 10281-8098
Attn: Chandni Pambu
	Telecopy:	(212) 428-2372
	Telephone:	(416) 974-1061
	Email:	chandni.pambu@rbc.com

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ Paulette Truman

Print Name:	Paulette Truman

Title:	Vice President

	Address:	6023 Airport Rd.
Oriskany, NY 13424
Attn.: Tina Aney

	Telecopy:	(315) 765-4783
	Telephone:	(315) 765-4103
	Email:	Cbla3@bnymellon.com

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Thane Rattew

Print Name:	Thane Rattew

Title:	Managing Director

	Address:	720 King Street West, 2nd Flr.
Toronto, Ontario M5V 2T3
Canada
Attn.: Vishwajit Tekade

	Telecopy:	(212) 225-5709
	Telephone:	(212) 225-5705
	Email:	vishwajit.tekade@scotiabank.com

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Inna Kotsubey

Print Name:		Inna Kotsubey

Title:	Vice President

	Address:	461 Fifth Avenue
New York, NY 10017

	Telecopy:	(917) 256-2890
	Telephone:	(646) 935-4598

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Irja R. Otsa

Print Name:		Irja R. Otsa

Title:	Associate Director

By:	/s/ Joselin Fernandes

Name:	Joselin Fernandes

Title:	Associate Director

	Address:	677 Washington Blvd.
Stamford, CT 06901
Attn.: Jitesh Hotwani

	Telecopy:	(203) 719-3888
	Telephone:	(203) 719-6391
	Email:	sh-obp@ubs.com

PRICING SCHEDULE

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Applicable Debt Rating*	At least A- by S&P or A3 by Moody’s	At least BBB+ by S&P or Baa1 by Moody’s	At least BBB by S&P or Baa2 by Moody’s	At least BBB- by S&P or Baa3 by Moody’s	None of Levels I, II, III or IV is applicable

Applicable Facility Fee Rate (bps)	12.5	15.0	20.0	25.0	35.0

Applicable Margin for Eurodollar Advances (bps)	87.5	97.5	117.5	125.0	140.0

Applicable Margin for Alternate Base Rate Advances (bps)	0.0	0.0	17.5	25.0	40.0

*                             In the event of a split rating, the applicable rating shall be deemed to be higher of the two ratings; provided, if the difference between the two ratings is greater than one sub-grade, the applicable rating shall be deemed to be one sub-grade below the higher of the two ratings.

The Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Applicable Debt Ratings from time to time.  The Applicable Debt Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time there is no Applicable Debt Rating from Moody’s or S&P, Level V shall apply.

SCHEDULE 1

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$37,500,000
JPMorgan Chase Bank, N.A.	$37,500,000
Bank of America, N.A.	$37,500,000
The Royal Bank of Scotland plc	$31,000,000
Wells Fargo Bank, National Association	$31,000,000
Credit Suisse AG, Cayman Islands Branch	$20,500,000
Deutsche Bank AG New York Branch	$20,500,000
Goldman Sachs Bank USA	$20,500,000
Morgan Stanley Senior Funding, Inc.	$20,500,000
The Northern Trust Company	$20,500,000
PNC Bank, National Association	$20,500,000
Royal Bank of Canada	$20,500,000
The Bank of New York Mellon	$20,500,000
The Bank of Nova Scotia	$20,500,000
U.S. Bank National Association	$20,500,000
UBS Loan Finance LLC	$20,500,000
TOTAL	$400,000,000

EXHIBIT A

NOTE

[$ ]	[Date]

Aon Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”) the lesser of the principal sum of                      Dollars or the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citibank, N.A. in New York, New York, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Five-Year Credit Agreement dated as of March 20, 2012 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Citibank, N.A., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

AON CORPORATION

By:
Print Name:
Title:

1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF AON CORPORATION,

DATED        ,

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B

COMPLIANCE CERTIFICATE

To:          The Lenders parties to the Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Five-Year Credit Agreement dated as of March 20, 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Borrower, the lenders party thereto and Citibank, N.A., as Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected of the [Borrower][Parent];

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Consolidated Group during the accounting period covered by the attached financial statements;

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.             Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , 20    .

SCHEDULE I TO COMPLIANCE CERTIFICATE Schedule of Compliance as of                             , 20     with Provisions of Section 6.17 of the Agreement

1.             Section 6.17.1 - Consolidated EBITDA to Consolidated Interest Expense

A.            Consolidated EBITDA (for four fiscal quarters ended                     , 20    )

(i) Consolidated Net Income $

(ii) Consolidated Interest Expense $

(iii) taxes $

3

(iv) depreciation $

(v) amortization $

(vi) extraordinary losses $

(vii) Transaction Costs $

(viii) non recurring cash charges in connection with the Merger (not to exceed $50,000,000 in aggregate) $

(ix) extraordinary gains $

(x) Sum of (i) through (viii) minus (ix) $

B.            Consolidated Interest Expense (for four fiscal quarters ended                     , 20    ) $

C.            Ratio of A to B to 1.0

D.            Permitted Ratio Greater than 4.0 to 1.0 [Complies] [Does Not Comply]

2.             Section 6.17.2 - Consolidated Leverage Ratio

A.            Consolidated Funded Debt (as of                     , 20    ) $

B.            Consolidated EBITDA (for four fiscal quarters ended                     , 20    )

(i) Consolidated Net Income $

(ii) Consolidated Interest Expense $

(iii) taxes $

(iv) depreciation $

(v) amortization $

(vi) extraordinary losses $

(vii) Transaction Costs $

(viii) non recurring cash charges in connection with the Merger (not to exceed $50,000,000 in aggregate) $

(ix) extraordinary gains $

(x) Sum of (i) through (viii) minus (ix) $

4

C.            Ratio of A to B to 1.0

D.            Permitted Ratio Greater than the lower of (a) 3.25 to 1.0 or (b) the greater of (i) 3.00:1.00 or (ii) the lowest ratio of consolidated total debt to EBITDA covenant then set forth in the Euro Facility or the Term Loan Agreement (or any credit agreement refinancing thereof) [Complies] [Does Not Comply]

5

CUSIP Number:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:

[for the Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Aon Corporation

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Five-Year Credit Agreement dated as of March 20, 2012 among Aon Corporation, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders(1)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(14)		CUSIP Number
$	$		%
$	$		%
$	$		%

[7.	Trade Date:	]

[Page break]

(1) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](2) Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:](3)

AON CORPORATION

By:
Title:

(2) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(3) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.2(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) none of the consideration used to make the purchase of the Assigned Interest hereunder constitutes “plan assets” as defined under ERISA and that the rights and interests of such Assignee in and under the Loan Documents will not be “plan assets” under ERISA and (viii) if it if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

GUARANTY SUPPLEMENT

,

Citibank, N.A., as Administrative Agent

1615 Brett Road, Building #3
New Castle, Delaware 19720

Attention:  Bank Loans Syndication Department

Five-Year Credit Agreement dated as of March 20, 2012 among

Aon Corporation, a Delaware corporation (the “Borrower”),

the other Loan Parties party to the Credit Agreement, the Lender s party to the Credit Agreement,

and Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”).  The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.  Guaranty; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, the Administrative Agent or any indemnified party arising under the Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders, the Administrative Agent or any indemnified party in connection with the collection or enforcement thereof).  This Guaranty Supplement shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the undersigned under this Guaranty Supplement (other than payment thereof), and the undersigned hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)           Notwithstanding anything to the contrary in clause (a) above, the undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty

Supplement, the Guaranty, the Guaranteed Obligations and any other obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Administrative Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)           The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty Supplement or the Guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Agreement.  In no event, however, shall the Administrative Agent and the Lenders be entitled to more than a single recovery.

Section 2.  Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.  Execution in Counterparts.  This Guaranty Supplement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Guaranty Supplement by signing any such counterpart.

Section 4.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  THIS GUARANTY SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           The undersigned hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Guaranty Supplement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States

District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  The undersigned agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty Supplement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Guaranty Supplement or any other Loan Document against the undersigned or its properties in the courts of any jurisdiction.

(c)           The undersigned irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty Supplement or any other Loan Document in any court referred to in paragraph (b) of this Section.  The undersigned hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

EXHIBIT E

JOINDER AGREEMENT

To:          The Lenders parties to the Credit Agreement Described Below

This Joinder Agreement is furnished pursuant to that certain Five-Year Credit Agreement dated as of March 20, 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Aon Corporation (the “Borrower”), the lenders party thereto and Citibank, N.A., as Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Joinder Agreement have the meanings ascribed thereto in the Agreement.

The undersigned hereby assumes each of the obligations imposed upon the “Parent” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement.  In furtherance of the foregoing, the undersigned hereby represents and warrants to each Lender as follows.

1.  Corporate Existence and Standing.  Each of the undersigned and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (or its equivalent, if any) under the laws of its jurisdiction of organization and is duly qualified and in good standing (or its equivalent, if any) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing (or its equivalent, if any) or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

2.  Authorization and Validity.  The undersigned has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the undersigned of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings or other organizational action and such Loan Documents constitute legal, valid and binding obligations of the undersigned enforceable against the undersigned in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

3.  Compliance with Laws and Contracts.  The undersigned and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  None of the execution, delivery and performance by the undersigned of the Loan Documents to which it is a party or compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the undersigned or any Subsidiary or the undersigned’s or any Subsidiary’s Organization Documents, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the undersigned or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the undersigned or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person (other than to the extent obtained and in full force and effect), in each case, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

4.  Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the application of the proceeds of the Loans.  Neither the undersigned nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the undersigned or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

THIS JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The undersigned hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Joinder Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  The undersigned agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Joinder Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Joinder Agreement or any other Loan Document against the undersigned or its properties in the courts of any jurisdiction.

The undersigned irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Joinder Agreement or any other Loan Document in any court referred to in the immediately preceding paragraph.  The undersigned hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Very truly yours,

AON PLC

By
Title: